SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of December 29, 2010, is by and among Saguaro Resources, Inc., a Delaware corporation (the “Parent”), InspireMD Ltd., a company incorporated under the laws of the state of Israel (the “Company”), and the shareholders of the Company that are signatory hereto or who sign a joinder in the Form of Exhibit A hereto (each a “Shareholder” and, jointly, the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has on the date hereof 6,133,754 ordinary shares, par value NIS 0.01 per share (the “Company Shares”), outstanding. Pursuant to this Agreement, each Shareholder shall transfer all of their Company Shares for such number of newly issued shares of common stock, par value $0.0001 per share, of the Parent (the “Parent Stock”) as is determined in Section 1.01 below. The aggregate number of shares of Parent Stock to be issued to the Shareholders is referred to herein as the “Parent Shares.”

The closing (the “Closing”) of the transactions contemplated under this Agreement (the “Transactions”) is subject to and conditioned upon investors irrevocably (i) committing to purchase such number of shares of Parent Stock, on terms acceptable to the Company, that would result in aggregate net proceeds to the Parent of at least $7,500,000 (the “Private Placement”) (excluding (i) all fees payable to brokers and any other third party, including the Company’s legal counsel in connection with the Private Placement and the Transactions; and (ii) the conversion of the Convertible Debentures (as defined below) in the aggregate original principal amount of $1,580,000, together with any interest accrued thereon), and shall have placed such funds in escrow to be automatically released into the Parent’s bank account upon consummation of the Transactions.

The exchange of the Company Shares for the Parent Shares is intended to constitute a tax-deferred exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

The Board of Directors of each of the Parent and the Company has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares and additional Transactions

SECTION 1.01.                                Exchange by the Shareholders.

(a)           At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to the Parent its Company Shares free and clear of all Liens (as defined in Section 2.01) in exchange for Parent Shares, with each Common Share being exchanged for at least 6.67 Parent Shares (the “Exchange Ratio”), with the final Exchange Ratio to be agreed upon by the Company and the Parent at the time of Closing.

(b)           Each option, warrant and security exercisable or convertible by its terms into Company Shares (including convertible promissory notes other then the Convertible Debentures (as defined and addressed below in Section 1.01(c)), whether vested or unvested, which is outstanding immediately prior to the Closing (each, a “Company Option”), shall be assumed by the Parent upon surrender, and shall be converted into a right to acquire Parent Stock in accordance with this Section 1.01(b). Each Company Option so converted shall continue to have, and be subject to, the same terms and conditions as set forth in each Company Option immediately prior to the Closing, except that, as of the Closing, (i) each Company Option shall be exercisable or convertible (or shall become exercisable or convertible in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares that were issuable upon exercise or conversion of such Company Option immediately prior to the Closing multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock and (ii) the per share exercise or conversion price for the shares of Parent Stock issuable upon exercise or conversion of such Company Option so converted shall be equal to the quotient determined by dividing the exercise or conversion price per share of Company Shares at which such Company Option was exercisable or convertible immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent.

(c)           Each Convertible Debenture shall be assumed by the Parent and each Convertible Debenture (including unpaid interest accrued thereon through the Closing Date (as defined in Section 1.02)) shall automatically convert into shares of Parent Stock at the conversion price of $1.50 per share. For purposes of this Agreement, the “Convertible Debentures” shall collectively mean (i) that certain convertible debenture issued by the Company on July 20, 2010 to Arvest Privatbank AG in the original principal amount of $250,000; (ii) that certain convertible debenture issued by the Company on July 20, 2010 to Genesis Asset Opportunity Fund, L.P. in the original principal amount of $1,250,000; and (iii) that certain convertible debenture issued by the Company on July 20, 2010 to Harborview Master Fund, L.P. in the original principal amount of $80,000.

SECTION 1.02.                                Closing. The Closing of the Transactions shall take place at the offices of Haynes and Boone, LLP at 1221 Avenue of the Americas, 26th Floor, New York, New York 10020, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby represents and warrants to the Parent, severally but not jointly, as follows:

SECTION 2.01.                                Good Title. The Shareholder is the record and beneficial owner, and has good title to its Company Shares, with the right and authority to sell and deliver such Company Shares to the Parent as provided herein. Upon delivery of any certificate or certificates duly endorsed for transfer to the Parent, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of such Company Shares in the share register of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, hypothecs security interests, pledges, mortgages, encumbrances, equities and claims of any kind, voting trusts, trust agreements, shareholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02.                                Power and Authority. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

SECTION 2.03.                                No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (b) will not violate any Laws applicable to such Shareholder; and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.04.                                No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

SECTION 2.05.                                Purchase Entirely for Own Account. The Parent Shares proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Shares, except in compliance with applicable securities laws and the Israeli tax pre-ruling to the extent such ruling applies to such Shareholder.

SECTION 2.06.                                Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

SECTION 2.07.                                Non-Registration. The Shareholder understands that the Parent Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Parent Shares in accordance with the Parent charter documents or the laws of its jurisdiction of incorporation.

SECTION 2.08.                                Restricted Securities. The Shareholder understands that the Parent Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Shares would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Parent Shares are issued to the Shareholder in accordance with the provisions of this Agreement, the Parent Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.                                Legends. It is understood that the Parent Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10.                                Reliance on Exemptions.  The Shareholder agrees that he, she or it meets the criteria established in one or both of subsections (a) or (b), below and as so indicated on the signature pages hereto.

(a)            The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

(b)           The Shareholder is not a “U.S. person” (as that term is defined in Rule 902 of Regulation S) (a “U.S. person”), its principal address is outside the United States, and it was located outside the United States at the time any offer to acquire the Parent Stock was made to it and at the time that it executed this Agreement. Each shareholder that is a non-U.S. person further represents and warrants that:

(i)           the Shareholder is not acquiring the Parent Stock as a result of, and the Shareholder covenants that he, she or it will not engage in any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Parent Common Stock that would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Parent Stock;

(ii)           the Shareholder is not acquiring the Parent Stock for the account or benefit of, directly or indirectly, any U.S. Person;

(iii)           the offer and the sale of the Parent Stock to the Shareholder as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction in which the Shareholder resides;

(iv)           and the Shareholder covenants with the Parent that:

(1)           offers and sales of any Parent Stock prior to the expiration of a period of one year after the date of original issuance of the Parent Stock (the one year period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(2)           The Shareholder will not engage in hedging transactions with respect to the Parent Stock until after the expiration of the Distribution Compliance Period.

SECTION 2.11.                                Waiver of Claims. Each Shareholder hereby irrevocably waives and forever releases and discharges the Company, its directors, officers, employees and advisors from and against any and all actions, causes of action, rights, claims, debts, demands, liabilities, sums of money, and damages of any kind, known or unknown, existing or arising in the future, including without limitation in connection to the amount of Company's securities held or that should have been held by such Shareholder.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants as of the Closing to the Parent that, except as set forth in a letter to be dated on or before the date of Closing, from the Company to the Parent, and a draft Current Report on Form 8-K for filing with the Securities and Exchange Commission (the “SEC”) with respect to the Closing, including financial statements and notes thereto (collectively, the “Company Disclosure Letter”) (copies of which will be provided to the Parent prior to the Closing), regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

SECTION 3.01.                                Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and in which it has a place of business and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the certificate of incorporation and bylaws of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

SECTION 3.02.                                Company Subsidiaries; Equity Interests.

(a)           Upon delivery, the Company Disclosure Letter will list each Company Subsidiary and its jurisdiction of organization. Except as specified in the Company Disclosure Letter, all the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b)           Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03.                                Capital Structure. Upon delivery, the capitalization of the Company will be set forth in the Company Disclosure Letter. Except as set forth therein, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. The Company is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Company Subsidiary. To the Company's knowledge, all outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Israel, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as set forth in the Company Disclosure Letter or as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, there are not any bonds, debentures, notes or other Indebtedness (as defined in Section 3.19 below) of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares or the shares of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (a) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (b) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary.

SECTION 3.04.                                Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions hereunder to which it is a party. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to which it is a party have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and such Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

SECTION 3.05.                                No Conflicts; Consents.

(a)           Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth in the Company Disclosure Letter and except for required filings under the Laws of the State of Israel, the SEC and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06.                                Taxes.

(a)           Except as set forth in the Company Disclosure Letter, the Company and each Company Subsidiary have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. No tax audit is in process or threatened and the Company has not received a notice of assessment from any tax authority indicating a tax assessment or recalculation of any Taxes in any Tax Return previously filed.

(b)           The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States, the State of Israel or elsewhere, and whether imposed by a local, municipal, governmental, state, provincial, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07.                                Benefit Plans. Except as set forth in the Company Disclosure Letter, the Company does not have or maintain any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”).

SECTION 3.08.                                Litigation. Except as set forth in the Company Disclosure Letter, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Company Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, provincial, county, local or foreign), stock market, stock exchange or trading facility (“Action”) that (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal, state or provincial securities laws or a claim of breach of fiduciary duty.

SECTION 3.09.                                Brokers; Schedule of Fees and Expenses. Except as set forth on the Company Disclosure Letter, no brokers, finders, consulting or financial advisory fees or commissions will be payable by the Company to any broker, investment banker, financial advisor or other in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10.                                Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.11.                                Title to Properties. Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiaries do not own any real or immoveable property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.12.                                Intellectual Property. To the Company's knowledge the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. Upon delivery, the Company Disclosure Letter  will set forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.13.                                Financial Statements. The Company has delivered to the Parent its audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2009 and its reviewed consolidated financial statements for the nine months ended September 30, 2010 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.14.                                Insurance. The Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Company Subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and the Company Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and the Company Subsidiaries’ respective lines of business.

SECTION 3.15.                                Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real, immoveable, personal or moveable property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.16.                                Solvency. Based on the consolidated financial condition of the Company as of the Closing Date after giving effect to the receipt by the Parent of the proceeds from the Private Placement and the assumption by the Parent of the Convertible Debentures, (a) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (c) the anticipated cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Upon delivery, the Company Disclosure Letter will set forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others in excess of $100,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Company Subsidiary is in default with respect to any Indebtedness.

SECTION 3.17.                                No Additional Agreements. The Company does not have any agreement or understanding with any Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.18.                                Investment Company. The Company is not, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.19.                                Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of the Parent

The Parent represents and warrants as follows to the Shareholders and the Company, that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Parent with the SEC and publicly available prior to the date of this Agreement, or in a letter, dated on or before the date of Closing, from the Parent to the Company and the Shareholders (the “Parent Disclosure Letter”) (a copy of which will be provided to the Company and the Shareholders prior to the Closing):

SECTION 4.01.                                Organization, Standing and Power. The Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the certificate of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02.                                Subsidiaries; Equity Interests. Except as set forth in the Parent Disclosure Letter, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03.                                Capital Structure. The authorized capital stock of the Parent on the date hereof consists of 100,000,000 shares of Parent Stock, of which (a) 4,500,000 shares of Parent Stock are issued and outstanding (before giving effect to the issuances to be made at Closing), (b) no shares of preferred stock of the Parent are authorized, issued and outstanding and (c) no shares of Parent Stock or preferred stock are held by the Parent in its treasury. No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the Closing Date and following the Closing Date to the Shareholders hereunder will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (a) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (b) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. The Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act. The stockholder list provided to the Company is a current stockholder list generated by the Parent’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent Stock as at the date of this Agreement..

SECTION 4.04.                                Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05.                                No Conflicts; Consents.

(a)           Except as set forth in the Parent Disclosure Letter, the execution and delivery by the Parent of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (ii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (i) filing with the SEC of reports under Sections 13 and 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06.                                SEC Documents; Undisclosed Liabilities.

(a)           The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”).

(b)           As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent as of the dates thereof and the results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except as set forth in the filed Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. Upon delivery, the Parent Disclosure Letter will set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof. As of the date of Closing, all liabilities of the Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Company or the Shareholders following the Closing.

SECTION 4.07.                                Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing of report by the Company contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08.                                Absence of Certain Changes or Events. Except as disclosed in the filed Parent SEC Documents or in the Parent Disclosure Letter, from June 30, 2010 to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)           any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any Lien or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)           any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)           any resignation or termination of employment of any officer of the Parent;

(h)           any Lien, created by the Parent, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)           any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)           any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)           any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)           any issuance of equity securities to any officer, director or affiliate (as defined in the Securities Act; or

(m)           any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09.                                Taxes.

(a)           Except as set forth in the Parent Disclosure Letter, the Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           The most recent financial statements contained in the filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           There are no Liens for Taxes on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

SECTION 4.10.                                Absence of Benefit Plans. From the date of the most recent audited financial statements included in the filed Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Parent of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11.                                ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of the Parent.

SECTION 4.12.                                Litigation. There is no legal proceeding before any court, and there is no Action before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Parent or any subsidiary, or any of the officers, directors, affiliates or stockholders of the Parent or any subsidiary.

SECTION 4.13.                                Compliance with Applicable Laws. Except as disclosed in the Parent Disclosure Letter, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents or in the Parent Disclosure Letter, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14.                                Contracts. Except as disclosed in the Parent Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.15.                                Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in the Parent Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16.                                Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights that are material to the conduct of the business of the Parent taken as a whole. Upon delivery, the Parent Disclosure Letter will set forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Parent taken as a whole. Except as set forth in the Parent Disclosure Letter no claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.17.                                Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent. The Parent did not in the past and currently does not employ any person and consequently does not have any liability or debt to any person which is related to employer – employee relations.

SECTION 4.18.                                Market Makers. The Parent has at least one (1) market maker for the Parent Stock and such market maker has obtained all permits and made all filings necessary in order for such market maker to continue as market maker of the Parent.

SECTION 4.19.                                Transactions With Affiliates and Employees. Except as set forth in the Parent Disclosure Letter, none of the officers or directors of the Parent  is presently a party to any transaction with the Parent or any subsidiary (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Parent, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.20.                                Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities. The Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures. Since September 30, 2010, there have been no significant changes in the Parent’s internal controls or, to the Parent’s knowledge, in other factors that could significantly affect the Parent’s internal controls.

SECTION 4.21.                                Solvency. Based on the financial condition of the Parent as of the Closing Date (and assuming that the Closing shall have occurred), (a) the Parent’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) the Parent’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (c) the anticipated cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 4.22.                                Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Shares and the Shareholders’ ownership of the Parent Shares.

SECTION 4.23.                                No Additional Agreements. The Parent does not have any agreement or understanding with any Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.24.                                Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.25.                                Certain Registration Matters. Except as specified in the Parent Disclosure Letter and Parent SEC Documents, the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.26.                                Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock as currently listed or quoted. The issuance and sale of the Parent Shares under this Agreement do not contravene the rules and regulations of the trading market on which the Parent Stock is currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Parent Shares contemplated by this Agreement.

SECTION 4.27.                                No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Parent Stock and which has not been publicly announced.

SECTION 4.28.                                Foreign Corrupt Practices. Neither the Parent, nor to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 4.29.                                Disclosure. There is no fact relating to the Parent, its stockholders, officers or directors that the Parent has not disclosed to the Company in writing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No representation or warranty by the Parent herein and no information disclosed in the schedules or exhibits hereto by the Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

Deliveries

SECTION 5.01.                                Deliveries of the Shareholders.

(a)           Concurrently herewith the Shareholders are delivering to the Parent this Agreement executed by the Shareholders.

(b)           At or prior to the Closing, each Shareholder shall deliver to the Parent:

(i)           certificates representing its Company Shares; and

(ii)           a duly executed share transfer power for transfer by the Shareholder of its Company Shares to the Parent.

SECTION 5.02.                                Deliveries of the Parent.

(a)           Concurrently herewith, the Parent is delivering to the Shareholders and to the Company, a copy of this Agreement executed by the Parent.

(b)           At or prior to the Closing, the Parent shall deliver to the Company:

(i)           a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent and of the stockholders of the Parent approving this Agreement and the transactions contemplated hereunder, are all true, complete and correct and remain in full force and effect;

(ii)           a letter of resignation of Lynn Briggs from all offices she holds with the Parent and as a director of the Parent;

(iii)           evidence of the election of the persons named on Schedule 5.02(b)(iii) hereto, or such other persons as the Company may select prior to the Closing, as directors of the Parent effective upon the Closing;

(iv)           evidence of the election of the persons named on Schedule 5.02(b)(iv) hereto, or such other persons as the Company may select prior to the Closing, as officers of the Parent (as indicated on such Schedule) effective upon the Closing;

(v)           such pay-off letters and releases relating to liabilities as the Company shall require in order to result in the Company having no liabilities at Closing and such pay-off letters and releases shall be in form and substance satisfactory to the Company;

(vi)           if requested, the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent;

(vii)           a duly executed release by the current director and officers of the Parent in favor of the Parent, the Company and the Shareholders; and

(viii)           the Parent Disclosure Letter, in form and substance satisfactory to the Company.

(c)           At or prior to the Closing, the Parent shall deliver to the Company and the Shareholders an opinion from the Parent’s legal counsel in form and substance reasonably satisfactory to the Shareholders.

(d)           Promptly following the Closing, the Parent shall deliver:

(i)           to each Shareholder, certificates representing its Parent Shares;

(ii)           to each holder of options, warrants or other securities convertible by their terms into Company Shares that are not otherwise being converted in connection with the Transactions, evidence that such options, warrants or other securities convertible by their terms into Company Shares shall be assumed by the Parent pursuant to Section 1.01(b) of this Agreement; and

(iii)           to the Company, a consent letter of the accounting firm of the Parent confirming such firm’s respective consent to the use by the Parent of reports prepared by such firm regarding the financial statements of the Parent in all future registration statements filed with the SEC.

SECTION 5.03.                                Deliveries of the Company.

(a)           Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

(b)           At or prior to the Closing, the Company shall deliver to the Parent

(i)            a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect; and

(ii)           the Company Disclosure Letter, in form and substance satisfactory to the Parent.

ARTICLE VI

Conditions to Closing

SECTION 6.01.                                Shareholders and Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders and the Company in writing.

(a)           Private Placement. Investors shall have irrevocably committed to purchase such number of shares of Parent Stock in the Private Placement that would result in aggregate net proceeds to the Parent of at least $7,500,000 (excluding (i) all fees payable to brokers and any other third party, including the Company’s legal counsel in connection with the Private Placement and the Transactions; and (ii) the conversion of the Convertible Debentures), and shall have placed such funds in escrow to be automatically released into the Parent’s bank account upon consummation of the Transactions.

(b)           Favorable Tax Ruling. The Shareholders of the Company and/or the Company shall have received a favorable Israeli tax pre-ruling to their full satisfaction providing that the consummation of the Private Placement and the share exchange contemplated hereunder shall constitute a deferred tax event for the Company and the Shareholders and shall not obligate them to pay any tax amounts prior to receiving actual funds resulting from the sale of Parent Stock received by such Shareholders in exchange for their Company Shares.

(c)           Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(d)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order against the Parent in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

(e)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2010 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(f)           SEC Reports. The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(g)           OTCBB Quotation. The Parent shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(h)           Deliveries. The deliveries specified in Section 5.02 shall have been made by the Parent.

(i)           No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

(j)           Satisfactory Completion of Due Diligence. The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

(k)           Delivery of Legal Opinion from the Parent’s Counsel. The Company and the Shareholders shall have received an opinion from the Parent’s legal counsel in form and substance reasonably satisfactory to the Shareholders.

(l)           Minimum Number of Company Shares to be Exchanged.  Shareholders holding at least 80% of the Company Shares shall have executed and delivered this Agreement and, at the Closing, shall exchange their Company Shares for Parent Stock pursuant to the terms set forth herein.

(m)           Capitalization of the Parent and Escrow.  Except for any shares of Parent Stock held by Lynn Briggs on the date hereof (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof), the Parent shall have 5,500,000 shares of Parent Stock issued and outstanding held by stockholders acceptable to the Company and no other securities, options, warrants or securities, obligations or instruments that are convertible or exercisable into (i) any securities of the Parent or (ii) securities or instruments convertible or exercisable into securities of the Parent, shall be outstanding. In addition, 1,500,000 of these shares of Parent Stock shall have been deposited into an escrow account, with the holders of such shares entering into an escrow agreement with the Parent pursuant to which they shall agree to the forfeiture and cancellation of such shares should the Parent (i) record at least $10 million in revenue (on a consolidated basis), as certified by its independent auditors, during the twelve (12) month period following the Closing, and (ii) fail, after a good faith effort, to secure a listing on the Nasdaq Capital Market, Nasdaq global Market or Nasdaq global Select Market within twelve (12) months following the Closing.

SECTION 6.02.                                Parent Conditions Precedent. The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)           Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2010 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(c)           Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

(d)           Audited Financial Statements and Form 10 Disclosure. The Company shall have provided the Parent and the Shareholders with reasonable assurances that the Parent will be able to comply with its obligation to file a current report on Form 8-K no later than four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

(e)           Satisfactory Completion of Due Diligence. The Parent shall have completed its legal, accounting and business due diligence of the Company and the Shareholders and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

(f)           Minimum Number of Company Shares to be Exchanged.  Shareholders holding at least 80% of the Company Shares shall have executed and delivered this Agreement and, at the Closing, shall exchange their Company Shares for Parent Stock pursuant to the terms set forth herein.

(g)           Shareholder Certification.  Each Shareholder shall have completed a Shareholder Certification in form and substance reasonably satisfactory to the Parent pertaining to the representations and warranties of such Shareholder in Section 4.10 of this Agreement.

ARTICLE VII

Covenants

SECTION 7.01.                                Blue Sky Laws. The Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Shares in connection with this Agreement.

SECTION 7.02.                                Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.03.                                Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04.                                Exclusivity. The Parent shall not (and shall not cause or permit any of its affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Parent shall notify the Company if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.05.                                Filing of Form 8-K and Press Release. The Parent shall file, no later than four (4) business days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company.

SECTION 7.06.                                Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.07.                                Preservation of Business. From the date of this Agreement until the Closing Date, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

ARTICLE VIII

Indemnification and Related Matters

SECTION 8.01.                                Indemnification by Parent. The Parent shall indemnify and hold harmless the Company and the Shareholders (collectively, the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of the Parent in this Agreement or in any certificate delivered by the Parent to the Company or the Shareholders, as the case may be, pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by the Parent to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with the Parent  in connection with any of the Transactions, (d) taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any liabilities reflected in the consolidated financial statements of the Parent included in their Parent SEC Documents or with respect to accounting fees arising thereafter or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Parent, or the actions of the Parent or any holder of the Parent capital stock prior to the Closing.

SECTION 8.02.                                Survival. All representations, warranties, covenants and agreements of the Parent contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of the greater of (a) three years or (b) the applicable statute of limitations (the “Claims Deadline”).. The representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing.

SECTION 8.03.                                Payment and Scope of Liability. The aggregate liability of the Parent to the Company Indemnified Parties under this Agreement from to the Closing shall be payable in cash; provided, however, that following the Closing, the Company Indemnified Parties shall refer only to the Shareholders and the aggregate liability of the Parent to such Company Indemnified Parties shall be payable only through the issuance of additional shares of Parent Stock pursuant to Section 8.05.

SECTION 8.04.                                Notice of Claims.

(a)           If, at any time on or prior to the Claims Deadline, any of the Company Indemnified Parties shall assert a claim for indemnification pursuant to Section 8.01, such Company Indemnified Party shall submit to the Parent a written claim in good faith signed by an authorized officer of the Company or other Company Indemnified Party, as applicable, stating (i) that a Company Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred and such claim is made following the Closing, the number of additional shares of Parent Stock to which the Companied Indemnified Parties are entitled to with respect to such Damages, which shall be determined as provided in Section 8.05 below. If the claim is for Damages which the Company Indemnified Parties reasonably believe may be incurred or are otherwise un-liquidated, the written claim of the applicable Company Indemnified Party shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this Article VIII in the amount of such estimated Damages, but no distribution of additional shares of Parent Stock, in the event of a claim following the Closing, to the Company Indemnified Persons pursuant to Section 8.05 below shall be made until such Damages have actually been incurred.

(b)           In the event that any action, suit or proceeding is brought against any Company Indemnified Party with respect to which the Parent may have liability under this Article VIII, the Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Company Indemnified Party; provided, however, that a Company Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Parent, if representation of the Company Indemnified Party by counsel retained by the Parent would be inappropriate because of actual or potential differing interests between the Parent and the Company Indemnified Party. In connection with any action, suit or proceeding subject to Article VIII, the Parent and each Company Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. The Parent shall not, without the prior written consent of the applicable Company Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Company Indemnified Party for any liability arising out of such claim or demand.

SECTION 8.05.                                Payment of Damages. In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this Article VIII for actual Damages incurred by them for a claim that was made following the Closing, the Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Company Indemnified Persons that number of additional shares of Parent Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per share of the Parent Stock as of the date (the “Determination Date”) of the submission of the notice of claim to Parent pursuant to Section 8.04. Such shares of Parent Stock shall be issued to the Shareholders pro rata, in proportion to the number of shares of Parent Stock issued (or issuable) to the Shareholders at the Closing. For purposes of this Section 8.05, “Fair Market Value” shall mean, with respect to a share of Parent Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted on the OTC Bulletin Board, the NASDAQ Stock Market or such other market on which the Parent Stock is then listed for trading or quoted, or (b) if, in the reasonable judgment of the Board of Directors of the Parent, the OTC Bulletin Board or the NASDAQ Stock Market is no longer the principal United States market for the Parent Stock, then as quoted on the principal United States market for the Parent Stock as determined by the Board of Directors of the Parent, or (c) if, in the reasonable judgment of the Board of Directors of the Parent, there exists no principal United States market for the Parent Stock, then as reasonably determined in good faith by the Board of Directors of the Parent. Moreover, in the event that a claim in made pursuant to this Article VIII for a breach by the Parent of Section 6.01(m), each of the Shareholders shall be issued such number of shares of Parent stock as would cause them to hold that percentage of shares of Parent Stock, as calculated on a fully diluted basis, that they were expected to hold immediately following the Closing (assuming such Shareholders had not hold or acquired any securities of the Parent following the Closing).

ARTICLE IX

Miscellaneous

SECTION 9.01.                                Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:
Saguaro Resources, Inc.
71 The Mead
Darlington, County Durham DL1 1EU
United Kingdom
Attention: Lynn Briggs

With a copy to:

Robert Weaver, Esq.
721 Devon Court
San Diego, CA 92109
Facsimile: (858) 997-2124

If to the Company:

InspireMD Ltd.
3 Menorat Hamaor St.
Tel Aviv 67448, Israel
Attention: Asher Holzer
Facsimile: +972 3 6917692

with a copy to:

Haynes and Boone, LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Rick A. Werner, Esq.
Facsimile: (212) 884-8234

If to any Shareholder:

At the address of such person set forth
on its signature page hereto or as specified
in writing by such person.

SECTION 9.02.                                Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Parent and the Shareholders holding majority of the Company Shares held by the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 9.03.                                Replacement of Securities. If any certificate or instrument evidencing any Parent Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Parent Shares. If a replacement certificate or instrument evidencing any Parent Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 9.04.                                Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, the Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 9.05.                                Termination.  This Agreement may be terminated: (a) by the mutual consent of the Company and the Parent,  by (b) the Company or the Parent in the event that the Closing fails to occur prior to March 31, 2011, (c) by Company if there has been a breach of any representation, warranty, covenant or agreement made by the Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement upon written notice to the Parent at any time in its discretion or (d) by the Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement upon written notice to the Company at any time in its discretion.

SECTION 9.06.                                Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 9.07.                                Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.08.                                Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 9.09.                                Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 9.10.                                Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the federal or state courts sitting in New York, New York, and the Parties hereby waive any and all rights to trial by jury.

SECTION 9.11.                                Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[PARENT SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:

SAGUARO RESOURCES, INC.

By:	/s/ Lynn Briggs
Name: Lynn Briggs
Title: President and Chief Executive Officer

[COMPANY SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Share Exchange Agreement as of the date first above written.

The Company:

INSPIREMD LTD.

By:	/s/ Ofir Paz
Name: Ofir Paz
Title: Chief Executive Officer

By:	/s/ Asher Holzer
Name: Asher Holzer
Title: President

[SHAREHOLDER SIGNATURE PAGES TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Share Exchange Agreement as of the date first above written.

Name of Shareholder:_________________________________________________________

Signature of Authorized Signatory of Shareholder: ___________________________________

Name of Authorized Signatory: __________________________________________________

Title of Authorized Signatory: ___________________________________________________

Email Address of Shareholder: ___________________________________________________

Fax Number of Shareholder: _____________________________________________________

Address for Notice of Shareholder: ________________________________________________

___________________________________________________________________________

___________________________________________________________________________

Address for Delivery of Parent Stock for Shareholder (if not same as above): ______________

___________________________________________________________________________

___________________________________________________________________________

Number of Company Shares Currently Held: _________________________________________

EXHIBIT A

Form of Shareholder Joinder
Joinder to the Share Exchange Agreement

The undersigned, ______________________________, hereby joins in the execution of that certain Share Exchange Agreement dated as of December 28, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”) by and among Saguaro Resources, Inc., a Delaware corporation, InspireMD Ltd., a company incorporated under the laws of the state of Israel (the “Company”), the Shareholders (as defined therein), and each other shareholder of the Company that becomes a Shareholder thereunder after the date hereof and pursuant to the terms thereof. By executing this Joinder, the undersigned hereby agrees that it is a Shareholder thereunder and agrees to be bound by all of the terms and provisions of the Exchange Agreement.

Name of Shareholder:____________________________________________________________

Signature of Authorized Signatory of Shareholder: ______________________________________

Name of Authorized Signatory: _____________________________________________________

Title of Authorized Signatory: ______________________________________________________

Email Address of Shareholder: ______________________________________________________

Fax Number of Shareholder: ________________________________________________________

Address for Notice of Shareholder: ___________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Address for Delivery of Parent Stock for Shareholder (if not same as above): _________________

______________________________________________________________________________

______________________________________________________________________________

Number of Company Shares Currently Held: ____________________________________________

SCHEDULE 5.02(b)(iii)

Directors of the Parent Upon Closing

Ofir Paz (Chairman of the Board)
Asher Holzer
Feliche Pelled
David Ivry
Robert Fischell

Schedule 5.02(b)(iv)

Officers of the Parent Upon Closing

Name	Title
Ofir Paz	Chief Executive Officer
Asher Holzer	President
Bary Oren	Chief Financial Officer
Craig Shore	Vice President, Business Development
Eli Bar	Vice President, Research and Development